Exhibit 5.2

16 November 2020

Orrick, Herrington & Sutcliffe (Europe) LLP

31, avenue Pierre 1er de Serbie

75782 Paris Cedex 16

France

Siren : 808 676 316

T +33 1 53 53 75 00

F +33 1 53 53 75 01

orrick.com

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Re:    Sequans Communications S.A

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special French counsel to Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”) and have examined the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (i) by the Company of one or more of the following securities with an aggregate offering price of up to U.S.$100,000,000 or the equivalent thereof in one or more foreign currencies: (a) ordinary shares of the Company, par value €0.02 per share, including in the form of American Depositary Shares (the “Ordinary Shares”), including Ordinary Shares that may be issued upon exercise of the Warrants (as defined below); (b) warrants to be exercised for the subscription to Ordinary Shares (the “Warrants”) and (c) a combination of such Ordinary Shares and Warrants as units (the “Units”), and (ii) by certain selling shareholders to be named in the Prospectus (as defined below) of up to 32,000,000 Ordinary Shares represented by 8,000,000 American Depositary Shares.

The offering of the Ordinary Shares, the Warrants and the Units (collectively, the “Securities”) will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

We have examined the instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have

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assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Ordinary Shares, when (a) the extraordinary shareholders’ meeting of the Company and the Board of Directors of the Company (the “Board”) and, as the case may be, the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board upon payment of the consideration provided therein to the Company and receipt by the Company of the certificat du dépositaire (depositary certificate) required by Article L. 225-146 of the French Commercial Code, will be validly issued, fully paid up, non-assessable and may be freely traded (librement négociables).

2.

The Warrants, when (a) the extraordinary shareholders’ meeting of the Company and the Board and, as the case may be, the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of and establish the terms of such Warrants, the terms of the offering of the Warrants and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board and upon payment of the consideration approved by the Board, will be validly issued.

3.	The Ordinary Shares being sold by the selling shareholders have been or will be validly issued and are or will be fully paid up, non-assessable and may be freely traded (librement négociables).

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission will be timely filed with the Commission (iii) the resolutions authorizing the Company to issue and offer

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the Securities as adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, will be in full force and effect at all times at which the Securities are issued and offered by the Company, (iv) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, the Company’s by-laws and applicable law; (v) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (vi) all Securities will be issued in compliance with applicable securities and corporate law; and (vii) any deposit agreement, warrant agreement, subscription contract agreement will constitute a valid and binding obligation of each party thereto other than the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the French Republic. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the French Republic. We consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick Rambaud Martel

ORRICK RAMBAUD MARTEL